Exhibit 17


                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-I


WHEREAS, VAN ECK FUNDS II, INC., (the "Company") intends to engage in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and


WHEREAS, the Company is authorized to issue shares of common stock, $.001 par value ("Shares"), in separate classes or series with each class representing an interest in a separate portfolio of securities and other assets; and


WHEREAS, the Board of Directors of the Company as a whole, and the Directors who are not interested persons of the Company (as defined in the Investment Company
Act) and who have no direct or indirect interest in the operation of this Plan or in any agreement relating hereto (the Rule 12b-I Directors"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36 (a) and (b) of the Investment Company Act, that there is a reasonable likelihood that this Plan will benefit each Fund and the stockholders of each Fund, have approved this Plan by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

NOW, THEREFORE, the Company hereby adopts this Plan in accordance with Rule 12b-I under the Investment Company Act, on the following terms and conditions:

1. Distribution Activities. Subject to the supervision of the Board of Directors of the Company, the Company may, directly or indirectly, engage in any activities primarily intended to result in the sale of Shares, which activities may include, but are not limited to, the following: (a) payments to the Distributor and to securities dealers and others engaged in the sale of Shares;
(b) payment of compensation to and expenses of personnel (including personnel of organizations with which the Company has entered into agreements related to this
Plan) who engage in or support distribution of Shares or who render stockholder support services not otherwise provided by the Company's transfer agent, including, but not limited to, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Company, processing stockholder transactions, and providing such other

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stockholder services as the Company may reasonably request; (c) formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (d) preparation, printing and distribution of sales literature; (e) preparation, printing and distribution of sales literature and prospectuses and statements of additional information and reports of the Company for recipients other than literature; (e) preparation, printing and distribution of sales literature and prospectuses and statements of additional information and reports of the Company for recipients other than existing stockholders of the Company; and (f) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Company may, from time to time, deem advisable. The Company is authorized to engage in the activities listed above, and in any other activities primarily intended to result in the sale of Shares, either directly or through other persons with which the Company has entered into agreements related to this Plan.

2. Maximum Expenditures. The expenditures to be made by the Company pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Board of Directors of the Company, but, with respect to the Mid Cap Value Fund in no event may such expenditures exceed an amount calculated at the rate of .50% per annum of the average daily net asset value of such Fund or portion thereof included in the period for which the computation is being made, elapsed since the inception of this Plan to the date of such expenditures. Such payments for distribution activities may be made directly by the Company or to other persons with which the Company has entered into agreements related to this Plan.

3. Terms and Termination.

(a) This Plan shall become effective on the date hereof. Unless terminated as herein provided, this Plan shall continue in effect for one year from the date hereof and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Board of Directors of the Company and (ii) the Rule 12b-I Directors, cast in person at a meeting called for the purpose of voting on such approval.

(b) This Plan may be terminated at any time by vote of a majority of the Rule 12b-I Directors or by vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Company.

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4. Amendments. This Plan may not be amended to increase materially the amount of expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Company
(as defined in the Investment Company Act), and no material amendment to this Plan shall be made unless approved in the manner provided for annual renewal of this Plan in Section 3(a) hereof.

5. Selection and Nomination of Directors. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Investment Company Act) of the Company shall be committed to the discretion of the Directors who are not interested persons of the Company.

6. Quarterly Reports. The Treasurer of the Company shall provide to the Directors of the Company and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

7. Recordkeeping. The Company shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.


IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of the date set forth below. Dated: May 1, 2002


ATTEST:
VAN ECK FUNDS II, INC.,

By:

Thomas Elwood


By:
John C van Eck, Chairman